UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)*

                                Brightpoint, Inc.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    109473108
                                 (CUSIP Number)

                                Timothy S. Durham
                           111 Monument Circle, Suite 4800
                        Indianapolis, Indiana 46204-2415
                                 (317) 237-4122
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 November 1, 2005
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d 1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 109473108
--------------------------------------------------------------------------------
      1. NAME OF REPORTING PERSON:
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Timothy S. Durham
--------------------------------------------------------------------------------
      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a) [ ]
                (b) [X]
--------------------------------------------------------------------------------
      3. SEC USE ONLY

--------------------------------------------------------------------------------
      4. SOURCE OF FUNDS

         PF
--------------------------------------------------------------------------------
      5.    CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS  IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)                           [_]
--------------------------------------------------------------------------------
      6. CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
         NUMBER OF                7.    SOLE VOTING POWER
          SHARES
                                  -----------------------------------
       BENEFICIALLY               8.    SHARED VOTING POWER
         OWNED BY
                                  -----------------------------------
      EACH REPORTING              9.    SOLE DISPOSITIVE POWER
          PERSON
                                  -----------------------------------
           WITH                   10.   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
      11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

--------------------------------------------------------------------------------

      12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
      13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

--------------------------------------------------------------------------------
      14. TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------






                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 109473108
--------------------------------------------------------------------------------
      1. NAME OF REPORTING PERSON:
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Diamond Investments, LLC  35-2088657
--------------------------------------------------------------------------------
      2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                        (a) [ ]
                        (b) [X]
--------------------------------------------------------------------------------
      3. SEC USE ONLY

--------------------------------------------------------------------------------
      4. SOURCE OF FUNDS

         WC
--------------------------------------------------------------------------------

      5.    CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS  IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)                           [_]

--------------------------------------------------------------------------------

      6. CITIZENSHIP OR PLACE OF ORGANIZATION

         Indiana
--------------------------------------------------------------------------------
         NUMBER OF                7.    SOLE VOTING POWER
          SHARES
                                  -----------------------------------
       BENEFICIALLY               8.    SHARED VOTING POWER
         OWNED BY
                                  -----------------------------------
      EACH REPORTING              9.    SOLE DISPOSITIVE POWER
          PERSON
                                  -----------------------------------
           WITH                   10.   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
      11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

--------------------------------------------------------------------------------

      12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
      13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

--------------------------------------------------------------------------------
      14. TYPE OF REPORTING PERSON
          OO
--------------------------------------------------------------------------------







                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 109473108
--------------------------------------------------------------------------------
      1. NAME OF REPORTING PERSON:
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Henri B. Najem, Jr.
--------------------------------------------------------------------------------
      2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a) [ ]
                (b) [X]
--------------------------------------------------------------------------------
      3. SEC USE ONLY

--------------------------------------------------------------------------------
      4. SOURCE OF FUNDS

         PF
--------------------------------------------------------------------------------
      5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)                           [_]

--------------------------------------------------------------------------------
      6. CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
--------------------------------------------------------------------------------
         NUMBER OF                7.    SOLE VOTING POWER
          SHARES
                                  -----------------------------------
       BENEFICIALLY               8.    SHARED VOTING POWER
         OWNED BY
                                  -----------------------------------
      EACH REPORTING              9.    SOLE DISPOSITIVE POWER
          PERSON
                                  -----------------------------------
           WITH                   10.   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
      11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

--------------------------------------------------------------------------------
      12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
      13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

--------------------------------------------------------------------------------
      14. TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------





                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 109473108
--------------------------------------------------------------------------------
      1. NAME OF REPORTING PERSON:
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Shelley Najem
--------------------------------------------------------------------------------
      2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a) [ ]
                (b) [X]
--------------------------------------------------------------------------------
      3. SEC USE ONLY

--------------------------------------------------------------------------------
      4. SOURCE OF FUNDS

         PF
--------------------------------------------------------------------------------
      5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)                           [_]

--------------------------------------------------------------------------------
      6. CITIZENSHIP OR PLACE OF ORGANIZATION
         United States
--------------------------------------------------------------------------------
         NUMBER OF                7.    SOLE VOTING POWER
          SHARES
                                  -----------------------------------
       BENEFICIALLY               8.    SHARED VOTING POWER
         OWNED BY
                                  -----------------------------------
      EACH REPORTING              9.    SOLE DISPOSITIVE POWER
          PERSON
                                  -----------------------------------
           WITH                   10.   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
      11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

--------------------------------------------------------------------------------
      12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
      13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

--------------------------------------------------------------------------------
      14. TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------






                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 109473108
--------------------------------------------------------------------------------
      1. NAME OF REPORTING PERSON:
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Jeffrey Osler
--------------------------------------------------------------------------------
      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a) [ ]
                (b) [X]
--------------------------------------------------------------------------------
      3. SEC USE ONLY

--------------------------------------------------------------------------------
      4. SOURCE OF FUNDS

         PF
--------------------------------------------------------------------------------
      5. CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS  IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)                           [_]
--------------------------------------------------------------------------------
      6. CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
         NUMBER OF                7.    SOLE VOTING POWER
          SHARES
                                  -----------------------------------
       BENEFICIALLY               8.    SHARED VOTING POWER
         OWNED BY
                                  -----------------------------------
      EACH REPORTING              9.    SOLE DISPOSITIVE POWER
          PERSON
                                  -----------------------------------
           WITH                   10.   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
      11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

--------------------------------------------------------------------------------

      12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
      13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

--------------------------------------------------------------------------------
      14. TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------






                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 109473108
--------------------------------------------------------------------------------
      1. NAME OF REPORTING PERSON:
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Neil Lucas
--------------------------------------------------------------------------------
      2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a) [ ]
                (b) [X]
--------------------------------------------------------------------------------
      3. SEC USE ONLY

--------------------------------------------------------------------------------
      4. SOURCE OF FUNDS

         PF
--------------------------------------------------------------------------------
      5. CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS  IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)                           [_]
--------------------------------------------------------------------------------
      6. CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
         NUMBER OF                7.    SOLE VOTING POWER
          SHARES
                                  -----------------------------------
       BENEFICIALLY               8.    SHARED VOTING POWER
         OWNED BY
                                  -----------------------------------
      EACH REPORTING              9.    SOLE DISPOSITIVE POWER
          PERSON
                                  -----------------------------------
           WITH                   10.   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
      11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

--------------------------------------------------------------------------------

      12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
      13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

--------------------------------------------------------------------------------
      14. TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------






                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 109473108
--------------------------------------------------------------------------------
      1. NAME OF REPORTING PERSON:
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         James F. Cochran
--------------------------------------------------------------------------------
      2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a) [ ]
                (b) [X]
--------------------------------------------------------------------------------
      3. SEC USE ONLY

--------------------------------------------------------------------------------
      4. SOURCE OF FUNDS

         PF
--------------------------------------------------------------------------------
      5. CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS  IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)                           [_]
--------------------------------------------------------------------------------
      6. CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
         NUMBER OF                7.    SOLE VOTING POWER
          SHARES
                                  -----------------------------------
       BENEFICIALLY               8.    SHARED VOTING POWER
         OWNED BY
                                  -----------------------------------
      EACH REPORTING              9.    SOLE DISPOSITIVE POWER
          PERSON
                                  -----------------------------------
           WITH                   10.   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
      11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

--------------------------------------------------------------------------------

      12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
      13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

--------------------------------------------------------------------------------
      14. TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------






                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 109473108
--------------------------------------------------------------------------------
      1. NAME OF REPORTING PERSON:
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Jonathon B. Swain
--------------------------------------------------------------------------------
      2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a) [ ]
                (b) [X]
--------------------------------------------------------------------------------
      3. SEC USE ONLY

--------------------------------------------------------------------------------
      4. SOURCE OF FUNDS

         PF
--------------------------------------------------------------------------------
      5. CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS  IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)                           [_]
--------------------------------------------------------------------------------
      6. CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
         NUMBER OF                7.    SOLE VOTING POWER
          SHARES
                                  -----------------------------------
       BENEFICIALLY               8.    SHARED VOTING POWER
         OWNED BY
                                  -----------------------------------
      EACH REPORTING              9.    SOLE DISPOSITIVE POWER
          PERSON
                                  -----------------------------------
           WITH                   10.   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
      11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

--------------------------------------------------------------------------------

      12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
      13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

--------------------------------------------------------------------------------
      14. TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------






                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 109473108
--------------------------------------------------------------------------------
      1. NAME OF REPORTING PERSON:
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Dr. Charles Durham
--------------------------------------------------------------------------------
      2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a) [ ]
                (b) [X]
--------------------------------------------------------------------------------
      3. SEC USE ONLY

--------------------------------------------------------------------------------
      4. SOURCE OF FUNDS

         PF
--------------------------------------------------------------------------------
      5. CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS  IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)                           [_]
--------------------------------------------------------------------------------
      6. CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
         NUMBER OF                7.    SOLE VOTING POWER
          SHARES
                                  -----------------------------------
       BENEFICIALLY               8.    SHARED VOTING POWER
         OWNED BY
                                  -----------------------------------
      EACH REPORTING              9.    SOLE DISPOSITIVE POWER
          PERSON
                                  -----------------------------------
           WITH                   10.   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
      11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

--------------------------------------------------------------------------------

      12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
      13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

--------------------------------------------------------------------------------
      14. TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------






                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 109473108
--------------------------------------------------------------------------------
      1. NAME OF REPORTING PERSON:
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Mitza Durham
--------------------------------------------------------------------------------
      2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a) [ ]
                (b) [X]
--------------------------------------------------------------------------------
      3. SEC USE ONLY

--------------------------------------------------------------------------------
      4. SOURCE OF FUNDS

         PF
--------------------------------------------------------------------------------
      5. CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS  IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)                           [_]
--------------------------------------------------------------------------------
      6. CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
         NUMBER OF                7.    SOLE VOTING POWER
          SHARES
                                  -----------------------------------
       BENEFICIALLY               8.    SHARED VOTING POWER
         OWNED BY
                                  -----------------------------------
      EACH REPORTING              9.    SOLE DISPOSITIVE POWER
          PERSON
                                  -----------------------------------
           WITH                   10.   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
      11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

--------------------------------------------------------------------------------

      12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
      13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

--------------------------------------------------------------------------------
      14. TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------






                                  SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP No. 109473108
--------------------------------------------------------------------------------
      1. NAME OF REPORTING PERSON:
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)

         Shannon Frantz
--------------------------------------------------------------------------------
      2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                (a) [ ]
                (b) [X]
--------------------------------------------------------------------------------
      3. SEC USE ONLY

--------------------------------------------------------------------------------
      4. SOURCE OF FUNDS

         PF
--------------------------------------------------------------------------------
      5. CHECK BOX IF DISCLOSURE OF LEGAL  PROCEEDINGS  IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)                           [_]
--------------------------------------------------------------------------------
      6. CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
         NUMBER OF                7.    SOLE VOTING POWER
          SHARES
                                  -----------------------------------
       BENEFICIALLY               8.    SHARED VOTING POWER
         OWNED BY
                                  -----------------------------------
      EACH REPORTING              9.    SOLE DISPOSITIVE POWER
          PERSON
                                  -----------------------------------
           WITH                   10.   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
      11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

--------------------------------------------------------------------------------

      12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
                EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
      13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

--------------------------------------------------------------------------------
      14. TYPE OF REPORTING PERSON
          IN
--------------------------------------------------------------------------------






                                  SCHEDULE 13D
                                 AMENDMENT NO. 5

     This Amendment No. 5 amends the Schedule 13D originally filed on August 8, 2002, by Timothy S. Durham, Diamond Investments, LLC and Henri B. Najem, Jr., relating to shares of common stock, $0.01 par value per share (the "Common Stock"), of Brightpoint, Inc., a Delaware corporation (the "Issuer" or "Brightpoint"), as amended by Amendment No. 1 filed on September 30, 2002, Amendment No. 2 filed on February 5, 2003, Amendment No. 3 filed on May 9, 2003, and Amendment No. 4 filed on August 20, 2003. The following items are hereby amended:


As of November 1, 2005, the group formed to jointly file these Schedules 13D has been formally dissolved. None of the individuals formerly comprising the group holds a quantity of shares representing greater than 5% of the Issuer. This filing is submitted to meet the final amendment obligation under Section 13d-2(d).



ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

Exhibit A: Joint Filing Agreement.

Exhibit B: Power of Attorney.





                                   SIGNATURES


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 20, 2003


/s/ Timothy S. Durham                                   *
--------------------------                       -------------------------------
Timothy S. Durham                               Shelley Najem

        *                                               *
--------------------------                       -------------------------------
Henri B. Najem, Jr.                             Dr. Charles Durham

DIAMOND INVESTMENTS, LLC

By:     *                                               *
   ----------------------                       -------------------------------
   Timothy S. Durham                            Mitza Durham
   Its: Managing Member
                                                        *
                                                -------------------------------
                                                Shannon Frantz


        *                                      *By: /s/ Timothy S. Durham
--------------------------                       -------------------------------
Jeffrey Osler                                   Timothy S. Durham
                                                Attorney-in-Fact
        *
--------------------------
Neil Lucas

        *
- -------------------------
James F. Cochran

        *
- -------------------------
Jonathon B. Swain

                                  EXHIBIT INDEX


Exhibit No.                        Description

A                                  Joint Filing Agreement.

B Power of Attorney. Incorporated by reference to the signature page of Amendment No. 2 to this Schedule 13D, which was filed on February 5, 2003.

                                    EXHIBIT A
                             Joint Filing Agreement

Each of the  undersigned  hereby  agrees and  consents to the filing of a single
Schedule 13D and any and all future amendments thereto with the Securities and Exchange Commission on behalf of the undersigned and the other persons listed in
Item 2 of the Schedule 13D in connection with their beneficial ownership of securities of Brightpoint, Inc.

Dated:  February 4, 2003



/s/ Timothy S. Durham                           /s/ Shelley Najem
--------------------------                       -------------------------------
Timothy S. Durham                               Shelley Najem

/s/ Henri B. Najem, Jr.                         /s/ Dr. Charles Durham
--------------------------                       -------------------------------
Henri B. Najem, Jr.                             Dr. Charles Durham

DIAMOND INVESTMENTS, LLC                        /s/ Mitza Durham
                                                -------------------------------
                                                Mitza Durham
By:/s/ Timothy S. Durham
- -------------------------                       /s/ Shannon Frantz
Timothy S. Durham                               -------------------------------
Its: Managing Member                            Shannon Frantz


/s/ Jeffrey Osler
- -------------------------
Jeffrey Osler


/s/ Neil Lucas
- -------------------------
Neil Lucas


/s/ James F. Cochran
- -------------------------
James F. Cochran


/s/ Jonathan B. Swain
- ------------------------
Jonathon B. Swain